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                                                                  EXHIBIT (A)(3)

                               AVICI SYSTEMS INC.
                              101 Billerica Avenue
                           North Billerica, MA 01862

                                October 1, 2001

Dear Employee Option Holder:

   Avici Systems Inc. (the "Company") recognizes that, as a result of today's difficult market conditions, many of the stock options granted to date under the Company's 2000 Stock Option and Incentive Plan, as amended (the "2000 Plan") and the Company's 1997 Stock Incentive Plan, as amended (the "1997 Plan" and together with the 2000 Plan, the "Plans") may not currently be providing the intended performance incentives for our valued employees that were intended. In order to align performance incentives with equity participation, the Company is pleased to announce that the Company is offering you the opportunity to exchange your currently outstanding options (vested and unvested) under the Plans with an exercise price per share of more than $5.00 for both (i) unvested shares of restricted common stock and (ii) new options to be granted under the 2000 Plan (the "Offer"). Your eligible options are set forth on the Optionee Activity Status schedule accompanying this letter.

   Please note that the Offer is made with respect to each option grant in its entirety, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding and not a portion thereof. In addition, if you tender any option grants for exchange, you must also tender for exchange all option grants that you received during the six months immediately preceding the date that we commenced this Offer. In other words, because the Company commenced this Offer on October 1, 2001, if you choose to tender any option grant for exchange, you must also tender all option grants received on or after April 1, 2001. Of course, you have the right to choose not to tender any of your options.

   The Offer is being made under the terms and subject to the conditions of an Offer to Exchange and a related Letter of Transmittal, each of which is enclosed with this letter. You should carefully read the entire Offer to Exchange, Letter of Transmittal and other documents enclosed with this letter before you decide whether to tender your options. A tender of options involves risks which are discussed in the Offer to Exchange.

   In exchange for any options tendered by you, you will receive a number of shares of restricted stock equal to one-tenth ( 1/10) of the number that is equal to the number of shares currently subject to the options you tender and the Company accepts for exchange (rounded up to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events, multiplied by the applicable exchange ratio set forth on page 1 of the Letter of Transmittal. The Company currently expects to issue the restricted stock to you as soon as practicable after the date the Company cancels all tendered options accepted for exchange. The Company currently expects to issue the restricted stock no later than November 1, 2001.

   In exchange for any options tendered by you, you will also receive new options exercisable for a number of shares of the Company's common stock equal to nine-tenths (9/10) of the number that is equal to the number of shares currently subject to the options that you tender and the Company accepts for exchange (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events, multiplied by the applicable exchange ratio set forth on page 1 of the Letter of Transmittal. The Company will not grant the new options until the date of the first meeting of our compensation committee of our board of directors held on or after the first business day that is at least six months and one day after the date the Company cancels the tendered options accepted for exchange, but in no event later than May 15, 2002, unless the offer is extended. The Company currently expects to grant the new options to you on or about May 1, 2002, but in no event later than May 15, 2002, unless the offer is extended.

   If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. federal
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income tax purposes, and you may therefore elect to receive in exchange for your tendered options (a) only new options or (b) restricted stock and new options.

A. Restricted Stock

   The restricted stock to be issued will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a restricted stock agreement between you and the Company. The Company's grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return to us of the restricted stock agreement and related documents. You will not be required to pay for the restricted stock granted to you, except for your tender of options. You should be aware that there are tax consequences associated with the grant and the vesting of shares of restricted stock as described in the Offer to Exchange. In accordance with the terms of the Offer, 50% of the shares of restricted stock you receive will vest one year after the date of issuance, assuming you are still employed by the Company or one of its subsidiaries on the vesting date. Thereafter, the shares of restricted stock you receive will vest in equal three-month installments of 12.5%, until fully vested, assuming you are still employed by the Company or one of its subsidiaries on the relevant vesting date.

B. New Options

   In accordance with the terms of the Offer, the new options to be granted will include the following terms:

   1. The per share exercise price of any new options granted to you will equal 100% of the fair market value of the Company's common stock on the date the Company grants the new options, as determined by the last reported sale price of the Company's common stock on the Nasdaq National Market on such date (or as otherwise determined by the Board of Directors).

   2. Regardless of whether and to what extent the options that you tender for exchange have vested, the vesting of any new options granted to you will depend on the duration of your employment with the Company or its subsidiaries.

   If you tender options granted to you under the 2000 Plan and/or the 1997 Plan and you have been employed by the Company or one of its subsidiaries for at least twelve months immediately preceding the date of grant, your new options will vest with respect to 25% of the shares subject to the grant on the date of grant, and in equal monthly installments of 2.0833% of the shares subject to the grant thereafter, until fully vested (the date each installment vests is referred to as a "vesting date"). If you tender options granted to you under the 2000 Plan and/or the 1997 Plan and you have not been employed by the Company or one of its subsidiaries for twelve months immediately preceding the date of grant of the new options, your new options will vest with respect to 12.5% of the shares subject to the grant on the date of grant, and in equal monthly installments of 2.0833% of the shares subject to the grant on each vesting date thereafter, until fully vested.

   The new options will be non-statutory stock options and will not qualify as incentive stock options for U.S. federal income tax purposes, even if your tendered options qualified as incentive stock options.

   The terms and conditions of the restricted stock and the new options may vary from the terms and conditions of the options you currently hold. You should carefully review the sections of the Offer to Exchange discussing the terms and conditions, including the vesting terms, of the restricted stock and the new options before making a decision whether to tender your options.

   There is no way to predict what the price of the Company's common stock will be during the next six months or thereafter. The market price of our common stock on the date of grant of any new options issued to you may be higher than the current exercise price of your options. It is also possible that you will no longer be employed with the Company or any of its subsidiaries at the anticipated time the restricted stock vests or the anticipated time of grant of the new options. You should be aware that, once the Company has accepted options

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tendered by you, you will no longer have any rights under those options. As a result, if you are no longer employed by the Company or its subsidiaries on the date the restricted stock vests or the anticipated time of grant of the new options, you will not have any rights to the restricted stock and new options offered under this option exchange program. For these reasons, you should make a decision to tender only after careful, considered thought.

   Please note that this Offer is only being made to current employees, including executive officers, of the Company and its subsidiaries who are otherwise eligible to receive restricted stock and options under one of the Plans. Non-employee members of the Company's board of directors are not eligible to participate in the Offer. If you are not an employee of the Company or one of its subsidiaries from the date you tender options through the date the restricted stock is granted, you will not receive any restricted stock, or any other consideration, for your tendered options. Moreover, if you are not an employee of the Company or one of its subsidiaries from the date the restricted stock is granted through the date the restricted stock vests, any shares of restricted stock that are unvested upon the termination of your employment will be forfeited. Likewise, if you are not an employee of the Company or one of its subsidiaries from the date you tender your options for exchange through the date the new options are granted, you will not receive any new options for your tendered options that have been accepted for exchange.

   Participation in the Offer is completely voluntary. The Company's board of directors and executive officers make no recommendation as to whether you should tender or refrain from tendering your options in the Offer. You must make your own decision whether to tender your options.

   To tender your options, you will be required to properly complete and return to the Company the Letter of Transmittal and any other documents specified in that letter by the expiration date of the Offer. You must deliver a properly executed paper copy or facsimile copy of the documents. E-mail delivery will not be accepted.

   If you have any questions about the offer, please contact Diane Brown by telephone: (978) 964-2074, facsimile: (978) 964-2650 or email:
dbrown@avici.com.

   We thank you for your continued efforts on behalf of the Company.

                                       Sincerely,


                                       /s/ Paul F. Brauneis

                                       Paul F. Brauneis
                                       Chief Financial Officer and
                                       Senior Vice President of Finance and
                                        Administration

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